As filed with the Securities and Exchange Commission on December 6, 1999. Registration No. 333-69455


             SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549

              POST-EFFECTIVE AMENDMENT NO. 2
                           TO
                       FORM S-4
               REGISTRATION STATEMENT

                        UNDER
              THE SECURITIES ACT OF 1933


                 THE CLOROX COMPANY
(Exact Name of Registrant as Specified in Its Charter)


Delaware                                          31-0595760
(State or Other Jurisdiction      (I.R.S. Employer Identification No.)
of Incorporation or Organization)


1221 Broadway, Oakland, CA                         94612-1888
(Address of Principal Executive Offices)           (Zip Code)




G. C. Sullivan
Chairman of the Board and Chief Executive Officer
The Clorox Company
1221 Broadway
Oakland, CA  94612-1888
(Name and Address of Agent For Service)


510/271-7000
(Telephone Number, Including Area Code,
of Agent For Service)


With a copy to:

Peter D. Bewley, Esq.
Senior Vice President-General Counsel and Secretary
The Clorox Company
1221 Broadway
Oakland, CA 94612-1888
and
John W. Campbell III, Esq.
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105



DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 amends Registration Statement
No. 333-69455, which was previously filed on Form S-4 (the "Original Registration Statement") in connection with the merger (the "Merger")
 of a wholly-owned subsidiary of The Clorox Company (the "Registrant") with and into First Brands Corporation ("First Brands"). In connection with the filing of the Original Registration Statement, 20,394,076 shares of the Registrant's Common Stock, $1.00 par value per share (the "Common Stock"), were registered with the Securities and Exchange Commission and the applicable filing fee was paid. The number of shares registered pursuant to the Original Registration Statement included (i) those shares of Common Stock expected to be distributed to holders of the common stock of First Brands in connection with the Merger and (ii) 612,484 shares of Common Stock issuable upon exercise of options outstanding under the First Brands 1989 Long Term Incentive Plan, the First Brands 1994 Performance
Stock Option and Incentive Plan and the First Brands Non-Employee Directors Stock Option Plan (the "Stock Option Plans"). The actual number of shares of Common Stock distributed to holders of common stock of First Brands was 14,068,873. On June 23, 1999, the Registrant filed a Post-Effective Amendment No. 1 on Form S-8 in order to amend the Original Registration Statement to effect the registration of the 612,484 shares of Common Stock issuable pursuant to the Stock Option Plans. On September 7, 1999, the Registrant filed a registration statement on Form S-8 (Registration No. 333-86783), registering 100,000 shares of the Registrant's
Common Stock issuable in connection with the Savings Plan for Employees of First Brands Corporation and Participating
Subsidiaries that were previously registered pursuant to the Original Registration Statement. Therefore, of the 20,394,076 shares registered pursuant to the Original Registration Statement, a total of 14,781,357 shares of Common Stock have been issued or remain issuable.

On August 23, 1999, the Registrant effected a 2-for-1 split of its common stock in the form of a stock dividend. The above share numbers do not reflect this stock split.

Based upon the foregoing, the Registrant hereby deregisters the remaining 5,612,719 shares of its Common Stock (11, 225,438 shares on a post-split basis) heretofore registered pursuant to the Original Registration Statement but unissued as of the date this Post-Effective Amendment No. 2 is filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on December 6, 1999.


THE CLOROX COMPANY


By:  /s/ PETER D. BEWLEY
         -----------------
         Peter D. Bewley
         Senior Vice President-General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on
Form S-4 has been signed by the following persons in the capacities and on the date indicated.


Signature                     Title                                                 Date
----------------------        ----------------------------------                    -------------------
/s/ G. C. SULLIVAN*           Chairman of the Board and                             December 6, 1999
G. C. Sullivan                Chief Executive Officer


/s/ D. BOGGAN, JR.*           Director                                              December 6, 1999
D. Boggan, Jr.


E. L. Chao                    Director



/s/ J. W. COLLINS*.*           Director                                              December 6, 1999
J. W. Collins


/s/ U. FAIRCHILD*              Director                                              December 6, 1999
U. Fairchild


/s/ T. M. FRIEDMAN*            Director                                              December 6, 1999
T. M. Friedman


/s/ J. MANCHOT*                Director                                              December 6, 1999
J. Manchot



R. Matschullat                 Director



/s/ D. O. MORTON*              Director                                              December 6, 1999
D. O. Morton


/s/ K. MORWIND*                Director                                              December 6, 1999
K. Morwind


/s/ E. L. SCARFF*              Director                                              December 6, 1999
E. L. Scarff


/s/ L. R. SCOTT*               Director                                              December 6, 1999
L. R. Scott


/s/ C. A. WOLFE*               Director                                              December 6, 1999
C. A. Wolfe


/s/ K. M. ROSE*                Group Vice President-Finance                          December 6, 1999
K. M. Rose                     and Chief Financial Officer
                               (Principal Financial Officer)


/s/ H. J. SALVO, JR.*          Vice President-Controller                             December 6, 1999
H. J. Salvo, Jr.               (Principal Accounting Officer)





By:  */s/ Peter D. Bewley
     -------------------------
     Peter D. Bewley
     Attorney-in-fact